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The following is the transcript of a conference call held byADE Corporation, or ADE, on March 8, 2006 in discussing its earnings and its proposed transaction with KLA-Tencor Corporation referred to in the material below with its investors and ADE may use these materials in the future for similar purposes:

Conference Call Transcript ADEX - Q3 2006 ADE Corporation Earnings Conference Call Event Date/Time: Mar. 08. 2006 / 8:30AM ET

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FINAL TRANSCRIPT

Mar. 08. 2006 / 8:30AM, ADEX - Q3 2006 ADE Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Brian James

ADE Corporation - EVP & CFO

Chris Koliopoulos

ADE Corporation - President & CEO

CONFERENCE CALL PARTICIPANTS

Ray Kukreja

WR Hambrecht - Analyst

Mahesh Songanetia (ph)

RBC Capital Markets - Analyst

PRESENTATION

Operator

Good morning. Welcome it the third quarter fiscal 2006 earnings announcement. Today's call is being recorded. Joining us today is Dr. Chris Koliopoulos, President and Chief Executive Officer of ADE. At this time I would like the turn the call over to ADE's Executive Vice President and Chief Financial Officer, Mr. Brian James. Please go ahead, sir.

Brian James - ADE Corporation - EVP & CFO

Thank you, Shelly. Good morning, everyone. After I have read our Safe Harbor statement Chris will provide you with some insight on our fiscal third quarter and our pending acquisition by KLA Tencor, which was announced on February 23rd. I will then walk you quickly through our financial results before opening the line to your questions. First we would like to advise everyone that the statements made during the course of this conference call that discuss management's or the Company's intentions, expectations or predictions of the future are forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These statements include but are not limited to those associated with our product introduction, expected demand in wafer, device and magnetic data storage market, as well as our proposed acquisition by KLA Tencor.

These statements involve risks and uncertainties including those associated with strength of the semiconductor, data storage and device market, wafer pricing and demand, the results of product development efforts, ADE's ability to meet customer needs within the time frames required by companies in these markets, the outcome of shareholder votes on the KLA Tencor merger agreement, the impact of the merger agreement on ADE's growth, shareholders, employers and customers, disruption from the proposed merger making it more difficult to maintain relationships with customers, vendors, and employees, the failure to obtain and retain expected synergies from the proposed merger, delays in obtaining or adverse conditions contained in any required regulatory approvals, failure to consummate or delay in consummating the proposed merger for other reasons, changes in laws or regulations and other similar factors and other risks and uncertainties detailed in ADE's report on file with the Securities and Exchange Commission. Copies of these filings may be obtained by visiting the Investor Relations section of our website at ade.com or by contacting ADE directly.

Any forward-looking statements made on this call are the Company's expectations or predictions only as of today, March 8, 2006. We assume no obligation to publicly release any updates or revisions to any such statements. And I would like to remind everyone that our merger agreement with KLA Tencor has been filed with the SEC on Form 8K and is accessible on the SEC website at www.sec.gov. The news release announcing the merger was incorporated within the same filing. It is also available on ADE's website at www.ade.com. Now I will turn the call over to Chris for his review.

Chris Koliopoulos - ADE Corporation - President & CEO

FINAL TRANSCRIPT

Mar. 08. 2006 / 8:30AM, ADEX - Q3 2006 ADE Corporation Earnings Conference Call

Thank you, Brian. Good morning and thank you all for joining us today. On February 23, 2006, we announced that ADE had reached a definitive agreement to be acquired by KLA Tencor, the leading provider of yield management solutions for the semiconductor industry. ADE, as the leading provider of metrology and inspection systems to the bare wafer industry, has distinguished itself in the marketplace as a well managed Company that has excellent technology and market presence. As the industry demand for 300mm wafer continues, forecasted to triple in the next four years, ADE, along with KLA Tencor, is well positioned to benefit from this growth with an expanded product portfolio which addresses the ever demanding needs of the customer. ADE has a long history in the semiconductor industry from its early days in establishing the standards by which critical wafer parameters are evaluated and developing metrology and defect inspection tools to monitor and certify the silicon wafer substrate.

Yield begins with the bare wafer and ADE is instrumental in supporting the semiconductor device industry's drive to higher yields. Through the years ADE has developed a broad range of advanced metrology and defect inspection tools for the unpatterned silicon wafer, using a number of technologies to provide good cost of ownership over multiple generation nodes. This world class technology has allowed ADE to achieve respectable gross margins, while continuing to invest in R&D to support customers' future requirements. ADE is the industry's main supplier of production tools to monitor and certify wafer substrate flatness, shape and nanotopography, which is the nano scale variation fingerprint of the wafer surface. These various systems support 200mm and 300mm production, out beyond the 65 nanometer node, using low noise capacitive sensors and high resolution optical interferometry. With its market knowledge and intellectual property, ADE has been able to maintain its significant market share in this segment through the years. To expand its available markets, ADE seeks to extend its capable technology into the semiconductor device fab.

NanoXAM is ADE's first pattern wafer metrology tool using noncontact optical interferometry to measure surface topography of pre and post CMP product wafers, monitoring dishing and erosion of device structures. Using dark field high speed laser scanning methods, ADE has championed the use of angular resolve scatter to detect, identify and classify particle and defects on bare and unpatterned blanket wafers. Our latest generation wafer exam inspection tool has unique abilities to better classify scratches and defects due to its multiple collector architecture. And early customer evaluations are under way. With its strong technology and interferometric surface metrology, capacitive sensing, magnetics and angular resolve scatterometry, combined with operational excellence, ADE has been able to consistently produce stellar financial results, on par to larger capitalization companies. ADE performed well during the most recent industry downturn. During this cyclical slow down, gross margins and operating net income remained consistently high, yielding 56 to 57% gross margins and operating income ranging from 15% to nearly 20%.

Efficient operations, cycle time improvements and advanced new product introductions and solid financial results all helped ADE to distinguish itself among its peers. For this quarter, Q3 of fiscal 2006, ADE continued to operate within its model even exceeding the model with strong gross margins of 57% and operating income near the 20% mark at 19.3%. Add to these results a strong balance sheet and the result is that ADE operates among the top tier companies in our industry. The breakdown of revenue for the third quarter was 66% from bare wafer, 15% from semiconductor device and OEM, and 19% in data storage. Of our system revenue, 200mm tools represented 18% with 300mm tools being 82% of system revenues, indicating the ongoing transition of new capacity toward 300mm wafers. The latest major new products from ADE are gaining traction with customers. NanoXAM, our multi-functional metrology tool for CMP base, revenued this quarter and there are ongoing evaluations with a number of major device customers. FabVision is also quickly demonstrating the value and productivity and yield management to our customers in the bare wafer industry.

Our team is supporting multiple installations under evaluation at various customers throughout the world. And we expect to continue to drive the adoption of FabVision, which interconnects the large install base of ADE tools within the wafer fab to a central data management system. WaferXAM, our dark field defect inspection laser scanning system, is now being evaluated at customer fabs. The tool offers high sensitivity at high throughputs seeing more real world defects. Multiple collectors are used to resolve in angle the light scattered from nanometer type defects, 33 nanometers or larger, on prime wafer substrates. We expect to begin to revenue this product in Q4. WaferSight continues its adoption as the tool of record for the 65 nanometer node and less for wafer geometry measurements as all major wafer suppliers further expand their production lines. Recent orders have extended backlog, pushing our new orders to late in the calendar year. We are actively increasing production rates to improve our ability to respond to current and future customer demand.

Forecasts indicate the growth of 300mm wafer unit demand to nearly triple over the next four years, further driving demand for ADE equipment, which certifies the quality of these silicon substrates so critical to semiconductor yields going forward. We look for additional growth in new markets with our new products in the semiconductor device fabs, expanding the total market size of our products that we address. In addition, the hard drive industry is also transitioning to perpendicular recording methods to increase data storage densities, which in turn is driving our data storage segment to near record levels for ADE. ADE and KLA Tencor have very complimentary technologies and products that should enable us to grow at a faster rate than we could on our own. Once the conditions to the merger have been completed and it closes, we plan to leverage KLA

FINAL TRANSCRIPT

Mar. 08. 2006 / 8:30AM, ADEX - Q3 2006 ADE Corporation Earnings Conference Call

Tencor's strong sales and marketing resources, as well as access to their worldwide customer base of semiconductor device customers, to more rapidly penetrate the device fabs with our products.

In addition, the merger will enable us to work together with KLA Tencor's technical resources to quickly bring new products to market. With the achievements of the past few years, ADE employees have good reason to be proud of their efforts and now look forward to new challenges, new opportunities to solve customer problems, and enhance value while being part of the KLA Tencor team. I am very proud of our team and thank them wholeheartedly for their support during my tenure at President and CEO of ADE. With that I will turn the call over to Brian.

Brian James - ADE Corporation - EVP & CFO

Thank you, Chris. Again, good morning, everyone. Now turning to the numbers, revenue for Q3 was $26.3 million, and this compares with $23.6 million for the second quarter of fiscal 2006 and 29.5 million for the year ago quarter. Bookings grew sequentially for the second consecutive quarter, reaching 27.7 million in the third quarter. This compares with 21.7 million the prior quarter. Our book-to-bill ratio for Q3 was a positive 1.05 and our backlog remained solid at $41.8 million. At 57%, our gross margins continued to be at near record level in Q3, demonstrating the leverage we have achieved in our operating model. This is up from 56% in the second quarter and is significantly higher than the year ago quarter, when margins were 53%. The sequential and year-over-year increase in gross margins can be attributed to our success in enhancing operating efficiencies, reducing lead times, and increasing product deliveries to customers. R&D expenses were $4.1 million or 16% of third quarter revenue. This compares with $3.8 million or 16% of second quarter revenue and $4.1 million or 14% of third quarter fiscal 2005 revenue.

Sales and marketing expenses in the third quarter were $2.9 million or 11% of revenue, and this compares with $2.9 million or 12% of total revenue in the prior quarter. It also compares with $2.7 million or 9% of revenue during the third quarter of fiscal 2005. G&A expenses were $2.8 million or 10% of total revenue for the third quarter of fiscal 2006. This is up from $2.4 million or 10% of total revenue for the second quarter of fiscal 2006. In the year ago quarter G&A expenses were $2.4 million or 8% of revenue. Total operating expenses for the second quarter were $9.8 million or 37% of revenue. In Q2 of fiscal 2006 operating expenses totaled $9.2 million or 39% of total revenue. In the third quarter of fiscal 2005 these expenses totaled $9.3 million or 31% of revenue. ADE generated net income of $4.7 million or $0.32 per diluted share in the third quarter. This amount included a tax benefit approximating $980,000 associated with our 2005 federal tax filing. This net income figure is up significantly from the $2.9 million or $0.20 per diluted share in the second quarter and compares with net income of $6.4 million or $0.45 per share in the third quarter of fiscal 2005.

As of January 31, ADE had 408 employees and this compares with 415 on October 31. Looking at the balance sheet, ADE generated approximately $6 million in positive cash flow and we closed the third quarter with about $88 million in cash and marketable securities. The outlook for ADE remains positive with new tool evaluations in process, utilization at reasonably high rates, and orders showing improvement. It is our belief that the merger with KLA Tencor will accelerate growth and benefit our shareholders, employees and customers. Due to the pending merger with KLA Tencor, we will not be providing specific financial guidance. That concludes our financial review and we will soon begin our question and answer session. We ask you to focus your questions on ADE's quarterly results and we'll not be talking about the details of the merger outside of the SEC filings. Shelly, would you please open the line for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Our first call will be coming from Ray Kukreja from WR Hambrecht. Please go ahead.

Ray Kukreja - WR Hambrecht - Analyst

Thank you and good morning and thank you for taking my call. First of all, great set of numbers. I was hoping, Chris, if you could expand a bit more on the spending pattern at the bare wafer makers and how you see that playing out over the next six to nine months.

Chris Koliopoulos - ADE Corporation - President & CEO

Hello, Ray, good morning. We've seen increases in the both quotation levels, our booking levels, as you've seen, are increasing steadily over this past year. Basically their spending is going through now, their next expansion levels, their next planned levels. Earlier this fiscal year we knew

FINAL TRANSCRIPT

Mar. 08. 2006 / 8:30AM, ADEX - Q3 2006 ADE Corporation Earnings Conference Call

that they had bought up a number of tools. They were ramping up their productions, so that, in a sense, slowed our booking levels down a little bit during those periods, those first two quarters, and you've seen the trend increasing from that point. Does that answer your question?

Ray Kukreja - WR Hambrecht - Analyst

Yes, it does, Chris. Some of the wafer makers may be diverting some of the capacity to the solar cell, solar panel market. Do you think that has any impact on their purchases of semicap equipment in general?

Chris Koliopoulos - ADE Corporation - President & CEO

I don't see that really influencing that much. I think the requirements for solar cell type of wafers is not as severe or stringent. So I think, if anything, it might migrate some of their older equipment out and they'll use that for 8" solar cell production.

Ray Kukreja - WR Hambrecht - Analyst

And I don't know if you give this statistic out. The breakdown of booking by different segments, would you be able to provide that at al.

Brian James - ADE Corporation - EVP & CFO

Ray, this is Brian. I've got that. The third quarter bookings for wafer, again, were 81% of our total bookings. The device was 6% and magnetic data storage was 13% in the third quarter.

Chris Koliopoulos - ADE Corporation - President & CEO

That's bookings and not revenue.

Ray Kukreja - WR Hambrecht - Analyst

Right. Great. Thank you.

Operator

[OPERATOR INSTRUCTIONS] Our next question will come from Stuart Muter of RBC Capital Markets. Please go ahead.

Mahesh Songanetia - RBC Capital Markets - Analyst

This is Mahesh Songanetia for Stuart Muter. Question, there is talk about shortage of 200mm wafers. Do you see any increase investment in 200mm wafers going forward?

Chris Koliopoulos - ADE Corporation - President & CEO

We don't see significant increases in 200mm wafers. I think that what you're seeing is just balancing of their lines trying to leverage as much as they can, a little bit of incremental spending in advance, 200mm test equipment as the requirements are more rigorous in the advanced nodes for 200. Most of the investments are going on at 300mm.

Mahesh Songanetia - RBC Capital Markets - Analyst

FINAL TRANSCRIPT

Mar. 08. 2006 / 8:30AM, ADEX - Q3 2006 ADE Corporation Earnings Conference Call

Okay. And another one on the storage. Storage has been running relatively higher compared to the past year. And I know in storage you have products which are ASPs of hundreds of thousands of dollars. So which part in the storage is the one that is picking up? Can you give us a little bit more color on -- ?

Chris Koliopoulos - ADE Corporation - President & CEO

Well, all our data storage products are increasing because of just the capacity increasing in the magnetic hard disk drive areas. So our products are increasing in the magnetic test areas, as well as the surface inspection, metrology areas that we sell, and those have incrementally increased through the past, I would just guess at, maybe five years. The past five years there's been very little further expansion because of the tendency of the drives to have reduced number of components, meaning that the disk substrates and the number of heads per drive were decreasing through time. That began in about 1998 time frame. And now we are seeing, finally, that the number of platters is increasing and, therefore, the number of heads, as well as the number of units of hard disk drives expanding. All our products across the board are increasing. We're trying to develop new products in perpendicular recording that will also add to our portfolio as well as increase our average selling prices there.

Mahesh Songanetia - RBC Capital Markets - Analyst

I know you said you specifically don't want to comment on merger. The product related question is how much of shortage do you think will stay and how much will be divested? Do you want to comment on that?

Chris Koliopoulos - ADE Corporation - President & CEO

Again, I don't believe that there is much of divesting of anything in this merger and acquisition.

Brian James - ADE Corporation - EVP & CFO

All the tools are really complementary. The markets don't particularly overlap. And that's a function, when this completes of strategy, that KLA should address.

Mahesh Songanetia - RBC Capital Markets - Analyst

Okay. That's good. Thanks a lot.

Operator

There appears to be no further questions at this time. I would like the turn the conference back over to Dr. Chris Koliopoulos for any additional or closing remarks. Please go ahead, sir.

Chris Koliopoulos - ADE Corporation - President & CEO

Thank you, Shelly. Thank you all for joining us today. We very much appreciated your followings through the years and look forward to talking to you next time. Thank you. Bye.

Operator

This does conclude today's teleconference. Thank you for your participation and you may now disconnect.

FINAL TRANSCRIPT

Mar. 08. 2006 / 8:30AM, ADEX - Q3 2006 ADE Corporation Earnings Conference Call

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Additional Information and Where to Find It

This document may be deemed to be solicitation material in respect of the proposed business combination of KLA-Tencor Corporation, or KLA, and ADE. In connection with the proposed transaction, a registration statement on Form S-4 will be filed by KLA with the SEC. STOCKHOLDERS OF ADE ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to stockholders of ADE and stockholders may obtain a free copy of the disclosure documents (when they become available) and other documents filed by ADE and KLA with the SEC at the SEC’s website at www.sec.gov, from ADE Corporation, 80 Wilson Way, Westwood, Massachusetts 02090, Attention: Chief Financial Officer, or from KLA, 160 Rio Robles, San Jose, California 95134, Attention: General Counsel.

KLA, ADE and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding KLA directors and executive officers is available in KLA’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on October 13, 2005, and information regarding ADE’s directors and executive officers is available in ADE’s annual report on Form 10-K for the year ended April 30, 2005, and its proxy statement for its 2005 annual meeting of stockholders, which were filed with the SEC on July 26 and August 19, 2005, respectively. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.